Exhibit 3.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:43 AM 04/25/2014
FILED 09:35 AM 04/25/2014
SRV 140517269 - 3880284 FILE

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FRESHPET, INC.

Under Section 242 of the General Corporation Law of the State of Delaware

Freshpet, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY, as follows:

FIRST: The name of the Corporation is Freshpet, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2004. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 25, 2006. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 23, 2010. A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on November 28, 2011, a Certificate of Change of Registered Agent was filed with the Secretary of State of the State of Delaware on April 30, 2012, a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on June 7, 2012 and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on January 29, 2014.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and substituting in lieu thereof a new first paragraph of Article FOURTH to read as follows:

“FOURTH: The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 95,250,000 shares. The authorized capital stock is divided into (i) 35,250,000 shares of preferred stock, with par value of $0.001 per share (the “Preferred Stock”); and (ii) 60,000,000 shares of common stock (the “Common Stock”), with par value of $0.001 per share.

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first two sentences of Article FOURTH, Part E in their entirety and substituting in lieu thereof a new first two sentences of Article FOURTH, Part E to read as follows:

“20,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part E of this Article Fourth refer to sections of Part E of this Article Fourth.”

FIFTH: The amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation as of this 24th day of April, 2014.

FRESHPET, INC.

By:

	Name:	Richard Kassar
	Title:	President